EXHIBIT 99.1

Steinway Q1 Revenue Up 7%

WALTHAM, MA — May 3, 2012 — Steinway Musical Instruments, Inc. (NYSE: LVB) today reported earnings for the three months ended March 31, 2012.

First Quarter Results Compared to Prior Year Period

•                  Sales of $78.0 million, up $5.0 million, or 7%

•                  Gross margin decreased to 29.7% from 30.7%

•                  Income from operations of $2.2 million

•                  Adjusted EBITDA of $4.1 million

•                  Earnings per share of $0.05, up $0.01

Non-GAAP Adjustments are detailed in the attached financial tables.

Balance Sheet Highlights

•                  Cash of $43.7 million

•                  Borrowing availability of over $100 million

•                  Inventory reduced $14.8 million, or 10%, from March 2011

Commenting on the quarter, CEO Michael Sweeney said, “We are pleased with our overall results for the first quarter.  Our top line increased 7% and net income rose 17%. Our piano division results were satisfactory, with total revenues on par with last year.  Piano sales varied by region. Shipments in Europe were strong while sales in the Americas remained at prior year levels.  Revenues were up in China but soft demand in Japan led to an overall revenue decline in our Asia-Pacific business.”

“Our band division exceeded our expectations for the first quarter, delivering significant revenue growth and gross margin improvement on a sequential basis,” said Sweeney.  “Gross margins improved 380 basis points over the fourth quarter of 2011 as production returned to more normal levels at our Eastlake, Ohio brass instrument plant.”

Operating expenses for the first quarter increased $2.3 million over the prior year period. The increase included $0.7 million in legal and consulting fees associated with the Company’s pursuit of strategic alternatives.  An additional $0.6 million in sales and marketing costs associated with new company-operated piano retail stores also contributed to the increase.

Vacancies at the Company’s Steinway Hall building in New York City continue to adversely impact earnings in 2012, generating a loss of $0.06 per diluted share for the quarter, comparable to the first quarter of 2011.

As a result of the Company’s partial bond redemption in May of 2011, total debt net of cash at the end of the first quarter was lower by $20.1 million, or 42%, than in March 2011. Net interest expense decreased $1.5 million, or 64%, for the quarter.

Piano Operations

For the first quarter, sales in Europe increased $1.3 million, or 10% over the prior year period, despite a $0.6 million negative impact of currency translation. European shipments of Steinway grand pianos increased 28% while shipments of Boston and Essex pianos increased 14%.

Sales in the Asia-Pacific region decreased $0.8 million, or 7%, as compared to the first quarter of 2011. Unit shipments of Steinway grand pianos in these markets decreased 15% while shipments of Boston and Essex pianos decreased 9%.

Sales in the Americas increased $0.1 million from the prior year period as unit shipments of Steinway grand pianos declined 6% and shipments of Boston and Essex pianos decreased 12%.

Piano gross margins decreased slightly from the prior year period. In the Americas, higher retail sales mitigated the negative impact of fewer sales of high margin concert grand and Limited Edition pianos during the quarter.

Band Operations

Revenues for the first quarter improved $4.5 million, or 15%, over the prior year period on increased unit shipments in all major product categories. Sales to the Asia-Pacific region increased more than 50% as compared to the first quarter of 2011.

At the Company’s Eastlake brass facility, production doubled that of the fourth quarter and exceeded the prior year period. As a result of better product availability, shipments of higher priced background brass instruments increased, reducing the backlog created during the strike in 2011. Gross margins for the quarter decreased from the prior year period primarily as a result of increases in material and overhead costs.

Outlook

Discussing management’s outlook for its band segment, Mr. Sweeney said, “We are seeing some good order flow, with orders up 7% at the end of April. Production levels have improved significantly at our Eastlake facility and we expect to catch up on our order backlog by the third quarter. For the year, we expect a healthy top line increase and continued gross margin improvement.”

Looking at the piano business, Mr. Sweeney said, “Business in the Americas was lackluster in the first quarter but retail foot traffic was stable.  We are seeing strong demand for our pianos in Europe and China, which we expect to continue throughout 2012.  We are optimistic that overall piano revenues and gross margins for 2012 will exceed the prior year.”

Segment Information

Piano Segment

First Quarter Results Compared to Prior Year Period

•                  Sales of $44.1 million, up 1%

•                  Steinway grand piano units on par with prior year

•                  Boston and Essex piano unit decrease of 5%

•                  Gross margin decreased to 34.4% from 34.9%

Band Segment

First Quarter Results Compared to Prior Year Period

•                  Sales of $33.8 million, up 15%

•                  Brass and woodwind units up 2%

•                  Gross margin decreased to 23.5% from 24.4%

Conference Call

Management will be discussing the Company’s first quarter results as well as its outlook for the remainder of 2012 on a conference call today beginning at 5:00 p.m. ET. A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items. Adjustments are detailed in the attached financial tables. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers. The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation, amortization, and impairment charges.

There are limitations in the use of Adjusted EBITDA because the Company’s actual results do include the impact of the noted Adjustments. Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company also uses the non-GAAP measurement “total debt net of cash,” which it defines as short-term debt plus long-term debt less cash. The Company believes this non-GAAP measure is useful as a measure of the Company’s ability to repay all debt. Many investors use this measure in making investment decisions as it gives them an idea of a company’s financial health and its level of leverage compared to liquid assets.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; reductions in school budgets; increased competition; ability of dealers to obtain financing; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new products; ability of suppliers to meet demand; concentration of credit risk; ability to maximize return on NY real estate; and fluctuations in effective tax rates resulting from shifts in sources of income. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	3/31/2012	3/31/2011
Net sales	$77,953	$72,931
Cost of sales	54,806	50,534
Gross profit	23,147	22,397
	29.7%	30.7%

Operating expenses:
Sales and marketing	11,985	10,181
General and administrative	8,961	8,383
Other	38	161
Total operating expenses	20,984	18,725

Income from operations	2,163	3,672

Other (income) expense, net	354	488
Interest expense, net	850	2,356

Income before income taxes	959	828

Income tax provision	369	323

Net income	$590	$505

Earnings per share - basic	$0.05	$0.04
Earnings per share - diluted	$0.05	$0.04
Weighted average common shares - basic	12,368	12,088
Weighted average common shares - diluted	12,506	12,190

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	3/31/2012	3/31/2011	12/31/2011
Cash	$43,668	$107,069	$49,888
Receivables, net	42,491	41,693	42,322
Inventories, net	138,169	152,930	132,401
Other current assets	26,080	23,561	24,010
Total current assets	250,408	325,253	248,621

Property, plant and equipment, net	88,455	87,207	86,997
Other assets	73,151	71,827	73,756
Total assets	$412,014	$484,287	$409,374

Debt	$604	$87,169	$650
Other current liabilities	47,696	44,545	49,325
Total current liabilities	48,300	131,714	49,975

Long-term debt	70,383	67,319	67,367
Other liabilities	58,993	52,356	59,439
Stockholders’ equity	234,338	232,898	232,593
Total liabilities and stockholders’ equity	$412,014	$484,287	$409,374

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 3/31/12
	GAAP	Adjustments	Adjusted
Band sales	$33,810	$—	$33,810
Piano sales	44,143	—	44,143
Total sales	77,953	—	77,953

Band gross profit	7,956	—	7,956
Piano gross profit	15,191	—	15,191
Total gross profit	23,147	—	23,147

Band GM %	23.5%		23.5%
Piano GM %	34.4%		34.4%
Total GM %	29.7%		29.7%

Operating expenses	20,984	—	20,984

Income from operations	2,163	—	2,163

Other (income) expense, net	354	—	354
Interest expense, net	850	—	850

Income before income taxes	959	—	959

Income tax provision	369	—	369

Net income	$590	$—	$590

Earnings per share - basic	$0.05		$0.05
Earnings per share - diluted	$0.05		$0.05
Weighted average common shares - basic	12,368		12,368
Weighted average common shares - diluted	12,506		12,506

	Three Months Ended 3/31/11
	GAAP	Adjustments		Adjusted
Band sales	$29,342	$—		$29,342
Piano sales	43,589	—		43,589
Total sales	72,931	—		72,931

Band gross profit	7,168	417	(1)	7,585
Piano gross profit	15,229	—		15,229
Total gross profit	22,397	417		22,814

Band GM%	24.4%			25.9%
Piano GM%	34.9%			34.9%
Total GM%	30.7%			31.3%

Operating expenses	18,725	—		18,725

Income from operations	3,672	417		4,089

Other (income) expense, net	488	—		488
Interest expense, net	2,356	—		2,356

Income before income taxes	828	417		1,245

Income tax provision	323	160	(2)	483

Net income	$505	$257		$762

Earnings per share - basic	$0.04			$0.06
Earnings per share - diluted	$0.04			$0.06
Weighted average common shares - basic	12,088			12,088
Weighted average common shares - diluted	12,190			12,190

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects employee severance costs associated with a plant closure.

(2) Reflects the tax effect of Adjustments.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended
	3/31/2012	3/31/2011
Cash flows from operating activities	$(7,720)	$(10,329)
Changes in operating assets and liabilities	11,099	13,248
Stock-based compensation expense	(111)	(406)
Income tax provision, net of deferreds	445	438
Net interest expense	850	2,356
(Provision for) recovery of doubtful accounts	(688)	257
Other	197	(182)
Non-recurring, infrequent or unusual cash charges	—	417
Adjusted EBITDA	$4,072	$5,799

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended
	3/31/2012	3/31/2011
Net income	$590	$505
Income tax provision	369	323
Net interest expense	850	2,356
Depreciation	2,001	1,888
Amortization	262	310
Non-recurring, infrequent or unusual items	—	417
Adjusted EBITDA	$4,072	$5,799